UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
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SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2015

The information set forth below supplements the Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Avid Technology, Inc. (the “Company”) on March 30, 2015. The Proxy Statement relates to the Company’s Annual Meeting of Stockholders to be held on May 12, 2015 (the “Annual Meeting”). The purpose of this supplemental filing is to provide additional information that may be used by employees of the Company and its proxy solicitor, Morrow & Co., LLC, to communicate with certain stockholders related to the statements supporting the Board of Directors’ (the “Board”) recommendation “FOR” Proposal No. 1 - Election of Directors.
Mr. Billings and Ms. Hawthorne, each a current member of the Company’s Board, are standing for re-election as Class I Directors at the Annual Meeting. Recently, ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recommended “against” and “withhold,” respectively on their nominations. Below we outline reasons why we disagree with ISS’s and Glass Lewis’s recommendations and why both Mr. Billings and Ms. Hawthorne are valuable members of the Company’s Board.
We believe continuity on our Board is important as we continue to execute on our significant transformation
With the support of our Board, we are continuing to execute on the significant business transformation that we started in early 2013. To effect these changes we made meaningful changes to the organization, its strategy and culture. This process began with changes to our management team. Since then we have achieved several milestones including the launch of our Avid Everywhere strategy, roll-out of the Avid Advantage, our strategic services offering announced in September 2014 and the Avid Customer Association. Additionally, we completed the significant restatement of our financial statements, becoming current with our SEC filings and the relisting of our common stock on NASDAQ. Our Board has been actively engaged with our management team in developing the new strategy and throughout the process provided support and oversight. We believe that our business transformation and strategy have started to generate increased shareholder value. However, we are still in the early stages of executing on our strategy and we have a significant amount of work ahead of us.

Since the stockholders’ meeting in October 2014, in connection with which a former member of the Board and chair of our Audit Committee, Mr. David Mullen, resigned from the Board and Mr. Billings assumed the role of the chair of our Audit Committee, we have continued to evaluate the composition of the Board and the Audit Committee. Given that we are in the midst of a significant transformation, which our Board has been instrumental in overseeing, we believe that the Company is best served by continuity on the Board and having the benefits from the historical knowledge combined with a deep understanding of our operating transformation and new strategy as well as the expertise our current Board nominees, including Mr. Billings and Ms. Hawthorne, provide. We believe that having a Board who is engaged and understand our current strategy is important for us to be able to continue to execute on our transformation.

Furthermore, Mr. Billings and Ms. Hawthorne are the two members of our Board who qualify as financial experts. They have in-depth understanding of our new financial model, the post restatement revenue accounting methodology and the residual impact of the restatement as well as our efforts to remediate our internal control deficiencies.
Mr. Billings
Mr. Billings has extensive financial, management and operational experience. His significant experience with technology businesses, among others from his service as Chief Operating Officer and Chief Executive Officer of Silicon Wireless, Ltd., Chief Operating Officer and Vice Chairman of Radio Movil Digital Americas, Inc., General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One), and Vice President of Corporate Development of the Communications Satellite Corporation, enables him to provide the Board with unique insights regarding challenges facing technology companies generally and technology companies undergoing a transformation in particular. Mr. Billings’s financial experience also qualifies him as one of the two financial experts on our Audit Committee. Furthermore, during the Company’s transformation we have come to rely on Mr. Billings’s effective leadership qualities, strong interpersonal skills, and a collaborative attitude. These skills have proven valuable in helping our Board to function effectively during this period of transformation.

Ms. Hawthorne
Ms. Hawthorne’s service as a director and audit committee member of MetLife Funds (a family of mutual funds established by the Metropolitan Life Insurance Company), Charles River Associates and THL Credit, Inc. provides her with deep insight in risk management and corporate governance. Ms. Hawthorne provides valuable advice on best practices, challenges and priorities in these areas. Her expertise has been especially valuable as we assess areas of enterprise risk in connection with our business transformation. Furthermore, Ms. Hawthorne’s financial expertise, among others from her service as chair and chief executive officer of Clerestory, LLC, a financial advisory and investment firm, partner of Hawthorne Financial Advisors, LLC, a registered investment advisor and on the investment committee at Wellesley College has proven valuable to us. This experience also qualifies her as one of the two financial experts of our Audit Committee together with Mr. Billings.
Engaged and Active Board Members
Ms. Hawthorne and Mr. Billings are also active and engaged board members, who make frequent and valuable contributions to board discussions and decisions. They also serve on the Nominating and Governance Committees, where they also provide important perspective, judgment and experience.
Mr. Billings’s and Ms. Hawthorne’s roles on our Board and the Audit Committee
We understand that ISS and Glass-Lewis have standard policies to recommend against vote for board members when a company has restated its financial statements and reports internal control deficiencies. We believe that ISS’s and Glass Lewis’s policies and recommendations with respect to Mr. Billings’s and Ms. Hawthorne’s continued service on our Board do not adequately address our Company’s situation and does not take into account the Board's role in overseeing our significant business transformation. It is also worth noting that our restatement resulted from errors in the application of highly technical accounting rules, specifically relating to the timing of revenue recognition, and our Board and the Audit Committee have been instrumental in supporting our efforts to remediate our internal control deficiencies, including through expanding our finance team designated to perform control monitoring activities and restructuring our internal audit function by engaging a big four accounting firm to assist us with that function. We do not believe that the internal control deficiencies are a reason to remove Mr. Billings or Ms. Hawthorne from the Audit Committee much less from our Board. To do so would deprive the Company of the valuable insight and perspective that they provide and could prove to be disruptive to our Company during our period of transformation.

FOR THE FOREGOING REASONS, WE BELIEVE THAT ISS’s AND GLASS-LEWIS’s VOTE RECOMMENDATIONS WITH RESPECT TO MR. BILLINGS AND MS. HAWTHORNE AS CANDIDATES FOR THE BOARD ARE UNWARRANTED.
ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE ELECTION OF EACH MR. BILLINGS AND MS. HAWTHORNE AS A CLASS I DIRECTOR TO OUR BOARD.